Exhibit 99.1
Cadence Pharmaceuticals to Raise up to $49.3 Million
in Registered Direct Common Stock Offering
SAN DIEGO, CA — (February 15, 2008) — Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, announced today that Cadence has received commitments from selected investors to purchase up to 9,240,307 shares of Cadence’s common stock at a purchase price of $5.34 per share pursuant to an effective shelf registration statement.
The closing of the offering is expected to take place on February 20, 2008. The total number of shares to be sold in the offering may be reduced to 8,056,716 and the gross proceeds may be reduced to $43.0 million pursuant to Nasdaq Marketplace Rule 4350(i)(1)(B) limitations, pending the determination of the applicability of such rule prior to the closing of the offering.
Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California, Attention: General Counsel, or by calling (858) 436-1400.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Cadence Pharmaceuticals, Inc.
Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III product candidates in development, Acetavance™ (intravenous acetaminophen) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% topical gel) for the prevention of catheter-related infections.
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Contacts:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
858-436-1400

Anna Gralinska
Director, Investor Relations
Cadence Pharmaceuticals, Inc.
858-436-1452